2OV Putnam Capital Appreciation Fund attachment
10/31/04 Semiannual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2004, Putnam Management has assumed $28,415 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	0
Class B	0
Class C	0

72DD2 (000s omitted)

Class M	0
Class R	0
Class Y	0

73A1

Class A	0
Class B	0
Class C	0

73A2

Class M	0
Class R	0
Class Y	0

74U1 (000s omitted)

Class A	30,313
Class B	20,060
Class C	 2,327

74U2 (000s omitted)

Class M	989
Class R	 11
Class Y	2,086

74V1

Class A	13.23
Class B	13.03
Class C	13.03

74V2

Class M	13.10
Class R	13.18
Class Y	13.26